Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Multi-Asset Income - Global IG Corporates (BR-
INC-IGD
)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
03-06-2015

Security Type:
BND/CORP


Issuer
PPG Industries, Inc. (2027)

Selling
Underwriter
BNP Paribas

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
BNP Paribas, Deutsche Bank AG, London Branch, HSBC Bank plc, J.P. Morgan Securities plc, Mitsubishi UFJ Securities International plc, Banca IMI S.p.A., BNY Mellon Capital Markets, LLC, Banco Bilbao Vizcaya Argentaria, S.A., Citigroup Global Markets Limited, Goldman, Sachs & Co., PNC Capital Markets LLC, SMBC Nikko Capital Markets Limited, Societe Generale Corporate & Investment Banking, The Toronto-Dominion Bank, Wells Fargo Securities, LLC, ANZ Securities, Inc., Banco Santander, S.A., Credit Suisse Securities (Europe) Limited, Morgan Stanley & Co. International plc, Sandler O'Neill & Partners, L.P.


Transaction Details

Date of Purchase
03-06-2015



Purchase
Price/Share
(per share / %
of par)
Euro
98.628 or
$107.0607

Total
Commission,
Spread or
Profit
0.475%



1.	Aggregate Principal Amount Purchased
(a+b)
euro12,000,000
Or $13,026,000
a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
euro380,000
Or $412,490
b.Other BlackRock Clients
euro11,620,000
Or $12,613,510

2.	Aggregate Principal Amount of
Offering

euro600,000,000
OR
$651,300,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.02


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[x] Eligible Foreign Offering
[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering
[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
03-19-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
03-19-2015

Global Syndicate Team Member